Exhibit 99.1
Local Bounti Announces Full Year 2023 Financial Results

Georgia facility demonstrating further improvement year-to-date — packed pounds increased 50% versus December 2023 and 3x versus a year ago

Commenced operations at Washington and Texas facilities in January, expect to begin shipping product to customers in the second quarter 2024

Expected to close on $228 million of financing commitments in the second quarter to support 2024 projects — including additional capacity at existing facilities and building of a new greenfield facility in the Midwest

Announces national expansion of Grab-and-Go Salad Kits

Montana facility to transition from R&D to commercial production mid-year to support increased customer demand and revenue and EBITDA goals

Received patent for proprietary Stack & Flow Technology®

Preliminary first quarter 2024 revenue grew 22% sequentially to approximately $8.4 million
HAMILTON, MT – March 27, 2024 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the three and twelve months ended December 31, 2023 and provided preliminary first quarter 2024 sales results.

"2023 was a defining year for Local Bounti, culminating in significantly expanded production capacity following the implementation of our now patented Stack & Flow Technology and optimization of our Georgia facility," stated Craig Hurlbert, CEO of Local Bounti. "Our efforts to increase production at our Georgia facility continue to yield results year-to-date with packed volume that is three-times that of a year ago and approximately 50% higher than the update we provided in December. Our team is focused on applying these learnings to our recently opened facilities in Washington and Texas, which are in the midst of the commissioning process and slated to begin shipping to customers in the second quarter. As the additional capacity from our combined facilities comes online, we expect to deliver a significant acceleration of revenue growth in the second half of 2024."

Mr. Hurlbert added, "We continue to see an incredible opportunity to meet demand for high-quality and delicious leafy greens. Through close coordination with our retail partners to better understand their customers' needs, we are gearing up for an expansion of our product assortment and new capacity at existing and greenfield facilities. We have been working diligently with our financial partners to ensure that we have ample flexibility to meet the capital needs of these projects and expect to close on these facilities in the second quarter. Capital efficiency remains our ethos at Local Bounti and our team continues to work tirelessly to drive down our operating costs — in fact, we've reduced annualized overhead by approximately $5 million following actions in December 2023 and January 2024, and are also working on projects to further optimize our cost of goods. These efficiencies combined with the additional scale from our capacity expansions in 2024 has us on track to drive positive adjusted EBITDA1 in early 2025."

Full Year 2023 Financial Summary

•Sales increased 42% to $27.6 million in 2023, as compared to $19.5 million in the prior year period. The increase was primarily due to inclusion of the April 2022 Pete's acquisition in our results for the full twelve months, and growth in sales from the Company's facilities in Georgia and Montana.
•Gross profit was $2.2 million in 2023. Adjusted gross margin percentage1 was approximately 27%, excluding depreciation, stock-based compensation, business combination related integration costs, and other nonrecurring items. Adjusted gross margin performance was driven by weather related variables at the Company's California facilities that temporarily impacted yields, lower utilization at the Company's Georgia facility due to the implementation of its vertical Stack towers, and general cost inflation. The Company expects that, over time, its adjusted gross margin will increase as a percentage of sales, as a result of the continued scaling of the business and efforts to optimize production costs.

•Selling, general, and administrative expenses decreased by $18.1 million to $64.6 million in 2023, as compared to $82.7 million in the prior year period, driven by lower stock-based compensation expense and lower transaction related costs. The Company expects to save approximately $5 million on an annualized basis as a result of its recent actions to streamline its organizational structure.

•Net loss was $124.0 million in 2023 as compared to net loss of $111.1 million for the prior year period, which includes a non-cash goodwill impairment charge of $38.5 million in the fourth quarter of 2023.

•Adjusted EBITDA1 loss was $34.1 million, which excludes $16.3 million in stock-based compensation, $25.7 million in interest expense, $13.1 million of depreciation and amortization, a non-cash goodwill impairment charge of $38.5 million, $18.5 million gain on change in fair value of warrant liability, $6.9 million of business combination and integration costs, $4.7 million of loss on disposal of fixed assets, $2.6 million of restructuring costs, and $0.7 million of utilities price spike and inclement weather related costs. Adjusted EBITDA loss in the prior year period was $29.8 million.

1See reconciliation of the non-GAAP measures at the end of this press release.

Commercial Facility Expansion Update

Byron, Georgia Facility Expands Throughput
In December 2023, the Company successfully doubled its run-rate production out of the Georgia facility due to its implementation of its Stack & Flow Technology in the fourth quarter. Since then, the Company has experienced additional throughput in the facility as a result of the ongoing yield increases that have increased production by an additional 50%, which equates to production that is approximately three-times that of a year ago. With the facility now fully scaled, Local Bounti is focused on satisfying existing demand from retailers across the southeastern U.S.

Mount Pleasant, Texas & Pasco, Washington Facilities Complete, Commissioning Underway
The Company commenced operations and seeding at both its Texas and Washington facilities in late January and expects to begin shipping out of both facilities to customers in the second quarter of 2024 following customary regulatory audits. The Texas facility fortifies Local Bounti's distribution in markets across Texas, Oklahoma, Louisiana, Mississippi, Arkansas, Kansas, and Missouri. The Washington facility bolsters the Company's distribution capabilities in the Pacific Northwest to serve its expanding retail customer base.

Announces Intent to Expand Capacity at Existing Facilities in 2024
Plans are underway to build additional capacity across the Company's network of facilities enabled with its Stack & Flow Technology. The locations and degree of expansion will be announced at a future date, but construction is currently anticipated to begin late in the second quarter of 2024. The planned expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors.

Next Facility to be Opened in the Midwest
Local Bounti is planning its next high-tech Stack & Flow CEA facility to be built in the Midwestern U.S. The region is in close proximity to existing, customers' distribution networks and will support growing retail demand for the Company's products and will improve service to retail partners throughout the Midwest and also provide improved access to the Northeast. The Company expects to name the future location following completion of negotiations and is targeting construction to begin in the third quarter of 2024. This future facility is expected to comprise a six acre greenhouse that is supported by multiple Stack zones.

Hamilton, Montana Facility to Transition from R&D to Commercial Production
The Company expects to transition mid-year the majority of its Montana facility from its current focus on research and development to a commercially oriented facility that is growing produce for sale to customers. This transition will follow the capacity enhancements brought about by the completion of the Georgia facility and the commencement of operations at both Texas and Washington and is expected to help drive the Company toward its goals of achieving positive adjusted EBITDA in early 2025.

Product Development & Distribution

Starting in the second quarter of 2024, Local Bounti expects to expand distribution of its Grab-and-Go Salad Kits to several existing and new retail partners throughout the Pacific Northwest, Southern, and Southeastern United States. The first phase of this expansion, which will include four unique flavor offerings: Artisanal Chicken Caesar, Memphis BBQ Chicken, Sweet Poppy Power, and Modern Greek, will add approximately 700 doors of incremental distribution to the Company's current footprint.

The Company is set to expand its baby leaf assortment in the third quarter of 2024 by introducing several high-velocity offerings including Spinach, Arugula, 50/50 Blend and Power Greens. While the Company is still scaling up these products, it is pleased to have delivered its first shipment of Spinach to customers in March out of the Georgia facility.

Stack & Flow Technology Patent

In February 2024, the United States Patent and Trademark Office issued a patent to Local Bounti for its proprietary Stack and Flow Technology. Stack & Flow Technology, which combines the best of vertical and greenhouse growing technologies, enables superior unit economics and efficiencies across the production cycle. Plants spend early development in a stacked nursery design, reducing facility square footage. When the plants reach targeted maturity, they are transported to hydroponic greenhouses, which are arranged on horizontal planes with natural sunlight and other controlled environment variables, resulting in optimal growth conditions specified for each type of plant as well as space and energy efficiency. With less land requirement and fewer days in the greenhouse, Stack & Flow Technology enables lower capital expenditure, lower operating expenses, higher labor efficiency and higher yield compared to results published by greenhouse farms and other CEA operations.

Capital Structure

The Company ended the year with cash and cash equivalents and restricted cash of $16.9 million. In the second quarter of 2024, Local Bounti expects to close on its four previously disclosed Conditional Commitment Letters ("CCLs") from a commercial finance lender executed in the second half of 2023. Together, the CCLs provide for total financing of approximately $228 million to fund its 2024 facility expansions, its new greenfield facility in the Midwest and to repay certain existing construction financing which will lower the Company’s cost of capital. The funding expected pursuant to the CCLs is subject to the completion of definitive documents and the satisfaction of customary closing conditions.

As of December 31, 2023, Local Bounti had approximately 8.3 million shares outstanding, 6.2 million common shares under warrants outstanding, and approximately 0.7 million restricted stock units outstanding. As of December 31,

2023, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 15.2 million shares outstanding.

The Company believes that it has access to capital to fund its operations, complete the construction of its ongoing projects, and reach breakeven adjusted EBITDA in early 2025. This includes cash on the balance sheet and construction financing arrangements.

The Company continues to pursue opportunities to lower its cost of capital and replace its construction financing, including sale leaseback transactions and its work with a licensed United States Department of Agriculture (USDA) lender.

Preliminary First Quarter Sales Results

The Company provided preliminary first quarter 2024 sales results of approximately $8.4 million, representing a sequential increase from the fourth quarter 2023 of approximately 22% that was driven by the additional productivity at its Georgia facility.

Management expects to provide full year 2024 sales guidance during its first quarter earnings release when it has improved visibility on the timing of commercial sales from its new Texas and Washington facilities following the commissioning process.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Thursday, March 27, 2024. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial (201) 689-8768.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'bring our farm to your kitchen in the fewest food miles possible,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," expect," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding funding pursuant to the CCLs; commencement of shipments at the Texas and Washington facilities; 2024 expansion projects and the closing of financing commitments to support these projects; product expansions; transition of the Montana facility; preliminary results for the first quarter of 2024; financial guidance for 2024; lowering cost of capital; evaluation of lower cost or replacement debt; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; the risk that Local Bounti will not be able to close the financings contemplated by the CCLs; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; the ability of Local Bounti to retain and hire key personnel; the Company's ability to meet the continued listing requirements of the New York Stock Exchange; the uncertainty of projected financial information; if and when the Company will repurchase the stock authorized by its Board of Directors and the impact of the share repurchase program to the Company and its stockholders; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the acquisition of Pete's or as the result of the incurrence of additional future indebtedness; restrictions contained in Local Bounti's debt facility agreements with Cargill; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's CEA facilities; Local Bounti's ability to attract and retain qualified employees, including management; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted selling, general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, goodwill impairment, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation, stock-based compensation, acquisition related integration costs, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted selling, general and administrative expense as selling, general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three and twelve months ended December 31, 2023 and 2022.

Contact:

Kathleen Valiasek, Chief Financial Officer
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$10,326	$13,666
Restricted cash	6,569	11,272
Accounts receivable, net	3,078	2,691
Inventory, net	4,210	3,594
Prepaid expenses and other current assets	2,805	2,881
Total current assets	26,988	34,104
Property and equipment, net	313,166	157,844
Operating lease right-of-use assets	172	137
Goodwill	—	38,481
Intangible assets, net	41,353	47,273
Other assets	73	901
Total assets	$381,752	$278,740

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$14,640	$13,757
Accrued liabilities	17,204	9,426
Operating lease liabilities	97	84
Total current liabilities	31,941	23,267
Long-term debt, net of debt issuance costs	277,985	119,814
Financing obligation	49,225	14,139
Operating lease liabilities, noncurrent	114	187
Warrant liability	7,214	—
Total liabilities	366,479	157,407

Commitments and contingencies

Stockholders' equity
Common stock, $0.0001 par value, 400,000,000 shares authorized, 8,311,229 and 7,976,980 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively(1)	1	1
Additional paid-in capital	318,600	300,645
Accumulated deficit	(303,328)	(179,313)
Total stockholders' equity	15,273	121,333
Total liabilities and stockholders' equity	$381,752	$278,740

(1) Prior comparative period share amounts issued and outstanding have been retroactively adjusted to reflect the 1-for-13 Reverse Stock Split effective June 15, 2023.

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023		2022
Sales	$6,866	$6,638	$27,557		$19,474
Cost of goods sold(2)(3)(4)	6,186	5,724	25,341		17,259
Gross profit	680	914	2,216		2,215
Operating expenses:
Research and development(3)(4)	3,983	5,126	16,086		14,059
Selling, general and administrative(3)(4)	17,468	17,941	64,559		82,682
Goodwill impairment	38,481	—	38,481		—
Total operating expenses	59,932	23,067	119,126		96,741
Loss from operations	(59,252)	(22,153)	(116,910)		(94,526)
Other income (expense):
Change in fair value of warrant liability	1,566	—	18,483		—
Interest expense, net	(7,869)	(4,472)	(25,745)		(16,734)
Other income	1	93	157		189
Net loss	$(65,554)	$(26,532)	$(124,015)	—	$(111,071)

Net loss applicable to common stockholders per basic common share:
Basic and diluted(1)	$(8.10)	$(3.85)	$(15.61)		$(16.57)
Weighted average common shares outstanding:
Basic and diluted(1)	8,092,866	6,882,868	7,943,874		6,701,126
(1) Prior comparative period share and per share amounts have been retroactively adjusted to reflect the 1-for-13 Reverse Stock Split effective June 15, 2023.

(2) Amounts include the impact for non-cash increase in cost of goods sold attributable to the fair value basis adjustment to inventory in connection with acquisition of Pete's as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of goods sold	$—	$—	$—	$1,042
Total business combination fair value basis adjustment to inventory	$—	$—	$—	$1,042
(3) Amounts include stock-based compensation as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of goods sold	$23	$23	$123	$104
Research and development	(212)	668	1,464	2,057
Selling, general and administrative	2,805	4,859	14,687	37,005
Total stock-based compensation expense, net of amounts capitalized	$2,616	$5,550	$16,274	$39,166
(4) Amounts include depreciation and amortization as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of goods sold	$851	$1,083	$3,513	$2,957
Research and development	751	544	2,505	1,304
Selling, general and administrative	1,351	1,971	7,114	6,166
Total depreciation and amortization	$2,953	$3,598	$13,132	$10,427

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Sales	$6,866	$6,638	$27,557	$19,474
Cost of goods sold	6,186	5,724	25,341	17,259
Gross profit	680	914	2,216	2,215
Depreciation	851	1,083	3,513	2,957
Stock-based compensation	23	23	123	104
Utilities price spike and inclement weather related costs	—	369	727	369
Acquisition related integration costs	—	168	838	736
Business combination fair value basis adjustment to inventory	—	—	—	1,042
Adjusted gross profit	$1,554	$2,557	$7,417	$7,423
Adjusted gross margin %	23%	39%	27%	38%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Selling, general and administrative	$17,468	$17,941	$64,559	$82,682
Stock-based compensation	(2,805)	(4,859)	(14,687)	(37,005)
Depreciation and amortization	(1,351)	(1,966)	(7,114)	(6,166)
Loss on disposal of fixed assets	(3,486)	(2,316)	(4,709)	(2,568)
Business acquisition and strategic transaction due diligence and integration related costs	(588)	(1,013)	(5,246)	(7,656)
Restructuring and business realignment costs	(1,728)	(431)	(2,603)	(1,052)
Adjusted selling, general and administrative	$7,510	$7,356	$30,200	$28,235

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(65,554)	$(26,532)	$(124,015)	$(111,071)
Stock-based compensation expense	2,616	5,550	16,274	39,166
Goodwill impairment	38,481	—	38,481	—
Interest expense, net	7,869	4,472	25,745	16,734
Depreciation and amortization	2,953	3,598	13,132	10,427
Business combination fair value basis adjustment to inventory	—	—	—	1,042
Utilities price spike and inclement weather related costs	—	369	727	369
Business acquisition and strategic transaction due diligence and integration related costs	588	2,924	6,902	10,135
Restructuring and business realignment costs	1,727	431	2,603	1,052
Loss on disposal of fixed assets	3,486	2,316	4,709	2,568
Change in fair value of warrant liability	(1,566)	—	(18,483)	—
Other income	(1)	(93)	(157)	(189)
Adjusted EBITDA	$(9,401)	$(6,965)	$(34,082)	$(29,767)